Exhibit 1.1

[Translation]

ARTICLES OF INCORPORATION

     Drawn up on October 2, 1995 Attested by a notary public on October 12, 1995 Incorporated on October 16, 1995 Amended on September 25, 1996 Amended on July 22, 1997 Amended on July 31, 1997 Amended on December 17, 1997 Amended on September 29, 1998 Amended on March 30, 1999 Amended on May 26, 1999 Amended on November 24, 1999 Amended on May 31, 2000 Amended on December 26, 2000 Amended on December 20, 2001 Amended on June 28, 2002 Amended on December 19, 2003 Amended on December 22, 2004

CRAYFISH CO., LTD.
CHAPTER 1. GENERAL PROVISIONS

Article 1. (Trade Name) The name of the Company shall be KABUSHIKI KAISHA CRAYFISH and shall be rendered in English as CRAYFISH CO., LTD.

Article 2. (Term) The purpose of the Company shall be to engage in the following business:

(1)	Data gathering, analyzing, processing and providing by use of computer telecommunications networks and the internet;

(2)	Research and development related to data processing, and development, production, sale and technical guidance of and consulting service for software and hardware;

(3)	Development, planning, maintenance, manufacture, sale and technical guidance of and consulting service for computers and peripheral equipment and related software;

(4)	Analyzing, designing, planning, development, sales and maintenance of computer systems;

(5)	Training for computer operating staff;

(6)	Advertising agency, advertising related business, and planning for and operation of promotional gatherings and events;

(7)	Planning for and production of commercial and industrial designs;

(8)	Photographing;

(9)	Publishing, production, sales, planning and creating of books and electronic publishing;

(10)	Mail order sales;

(11)	Provision of goods information on consignment from mail order dealers, acceptance of orders and delivery of goods;

(12)	Electric and telecommunications works;

(13)	Contracting for maintenance for electric and telecommunications facilities;

(14)	Manufacture of, maintenance for, purchase, sale, rental, lease, import, export, converting, working, and consulting of systems and software for electric and telecommunications equipment and telecommunications;

(15)	Planning, development, maintenance, consulting, education for and sale of telecommunications network systems;

(16)	Contracting for surveys and researches of telecommunications, computers and the internet;

(17)	Agency, mediation service, consulting service concerning subscription for telecommunication service, broadcasting service and telecommunication business;

(18)	Planning and designing for data communications systems, and introduction of and guidance for operational management thereof and agent business therefore;

(19)	Sale, lease, installation and maintenance of office automation equipment, annexed equipment, annexed material, office equipment and office-use products;

(20)	Market research and marketing research services;

(21)	Consulting service concerning general management;

(22)	Information processing business and communications service;

(23)	Sales and support of hardware and software for multimedia;

(24)	Collecting and conducting information by using information systems;

(25)	Publishing business;

(26)	Obtaining, administrating and managing copyright, related rights, design right, trademark rights and industrial rights;

(27)	Administrating, licensing, sell and transfer, mediating and substitute for character goods, which contains distinct name and figure;

(28)	Financial business;

(29)	Nonlife insurance agent business;

(30)	Planning, researching and developing for information recorded magnetic card system;

(31)	Issuing and sales of magnetic cards, which system contains cash before delivery, such as telephone card;

(32)	Mediation and surety of money lending, handling service for credit cards, and sales of information recorded magnetic cards and gift coupons;

(33)	Buying, selling, and leasing used things;

(34)	Agency for setting of vending machines;

(35)	Sales of clothing, foods, home appliances, pets, cars, houses and furniture; and

(36)	Research, planning, investigation, development, education and training for each of the preceding items.

Article 3. (Location of Head Office)

     The Company shall have its head office in Toshima-ku, Tokyo.

Article 4. (Method of Public Notice)

     Public notices of the Company shall be given in the Nihon Keizai Shimbun.

CHAPTER 2. SHARES AND FRACTIONAL SHARES

Article 5. (Total Number of Shares to be Issued)

     The total number of shares authorized to be issued by the Company shall be forty thousand and nine hundred ninety six (40,996) shares.

Article 6. (Fraction less than One Share)

     The Company shall not enter a fraction less then one share in its register of fractional shares.

Article 7. (Share Handling Regulations)

The denomination of share certificates to be issued by the Company, registration of transfers of shares, acceptance of substantial shareholder’s notice, procedure for registration of lost securities certificates and any other procedures and fees for shares shall be governed by the Share Handling Regulations established by the Board of Directors.

Article 8. (Transfer Agent)

1.     The Company shall have a transfer agent for its shares.

2.     The transfer agent and its place of business shall be designated by resolution of the Board of Directors.

3.     The shareholders’ register of the Company (including substantial shareholders’ register; the same shall apply hereinafter), and the list of registration of lost securities certificate shall be kept at the place of business of the transfer agent, and any clerical matters for shares, acceptance of substantial shareholder’s notice, registration of pledges, recordation of trust assets, delivery of share certificates and acceptance of notifications and requests for purchase of fractional shares, shall be handled by the transfer agent and not directly by the Company.

Article 9. (Record Date)

1.     The Company shall define that those shareholders who have voting rights (including substantial shareholders’ register; the same shall apply hereinafter) whose names have been entered or recorded in the last shareholders’ register as of September 30 of each year are the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders held with respect to the closing of accounts for the year.

2.     In addition to the preceding paragraph, the Company may temporarily fix a record date by giving prior public notice if so required to determine those entitled to exercise their rights as shareholders or registered pledgees.

CHAPTER 3. GENERAL MEETING OF SHAREHOLDERS

Article 10. (Time of Convocation)

     An ordinary general meeting of shareholders of the Company shall be convened within three months from the day next following the date of the closing of accounts of each year and an extraordinary general meeting of shareholders shall be convened from time to time whenever necessary.

Article 11. (Convener and Chairman)

     The President and Director shall convene every general meeting of shareholders, at which he shall act as chairman. If the President is prevented from so acting, one of the other Directors shall so act in his place in the order previously determined by the Board of Directors.

Article 12. (Requirements for Ordinary Resolutions)

     Resolutions of a general meeting of shareholders shall be adopted by a majority vote of the shareholders present, unless otherwise provided for in laws and regulations or in these Articles of Incorporation.

Article 13. (Exercise of Voting Right by Proxy)

     Any shareholder may exercise its voting right by appointing, as its proxy, another shareholder having voting rights in the Company. In such case, the shareholder or the proxy shall be required to submit to the Company a document evidencing its power of representation.

Article 14. (Minutes)

     The substance and results of the proceedings of a meeting of shareholders shall be recorded in minutes, to which the chairman and the Directors present shall affix their respective names and seals or electronic signatures.

CHAPTER 4. DIRECTORS AND BOARD OF DIRECTORS

Article 15. (Number of Directors)

     The Company shall have not more than six (6) Directors.

Article 16. (Election)

1.     Directors shall be elected at a general meeting of shareholders.

2.     The election of Directors shall be resolved by a majority vote of the shareholders present who shall hold and represent one-third (1/3) or more of the voting rights of all shareholders.

3.     The election of Directors may not be made by cumulative voting.

Article 17. (Term of Office)

     The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders first held in end of fiscal year, which shall be less than a year, which shall be less than a year from their assumption of office.

2.     The term of office of a Director elected to fill a vacancy or to increase the number of Directors shall terminated when term of current Director is terminated.

Article 18. (Representative Directors and Directors with Executive Power)

1.     There shall be appointed one or more Directors empowered to represent the Company by resolution of the Board of Directors.

2.     There shall be appointed one President and Director and may be appointed one or more Executive Vice Presidents, Senior Managing Directors and Managing Directors, by resolution of the Board of Directors.

Article 19. (Meetings of the Board of Directors)

1.     The President and Director shall convene a meeting of the Board of Directors and act as chairman thereat. If the President is prevented from so acting, one of the other Directors shall so act in his place in the order previously determined by the Board of Directors.

2.     Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Corporate Auditor at least five (5) day prior to the date of the meeting. In urgent cases, however, such period may be shortened.

3.     The management of and any other matters for the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors.

4.     The substance and results of the proceedings of a meeting of the Board of Directors shall be recorded in minutes, to which the Directors and Corporate Auditors present shall affix their respective names and seals or electronic signatures.

Article 20. (Remuneration)

     Remuneration for Directors shall be determined upon resolution of a general meeting of shareholders.

CHAPTER 5.

CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 21. (Number of Corporate Auditors) The Company shall have not more than six (6) Corporate Auditors.

Article 22. (Election)

1.     Corporate Auditors shall be elected at a general meeting of shareholders.

2.     The election of Corporate Auditors shall be resolved by a majority vote of the shareholders present who shall hold and represent one-third (1/3) or more of the voting rights of all shareholders.

Article 23. (Term of Office)

1.     The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders held with respect to the last closing of accounts within four (4) years after their assumption of office.

2.     The term of office of a Corporate Auditor elected to fill a vacancy shall terminate upon expiration of the remaining term of office of the resigned Corporate Auditor.

Article 24. (Full-time Corporate Auditors)

     Corporate Auditors shall have one or more full-time Corporate Auditor elected from among themselves.

Article 25. (Board of Corporate Auditors)

1.     Notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days prior to the date of the meeting. In urgent cases, however, such period may be shortened.

2.     The management of and any other matters for the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

3.     The substance and results of the proceedings of a meeting of the Board of Corporate Auditors shall be recorded in minutes, to which the Corporate Auditors present shall affix their respective names and seals or electronic signatures.

Article 26. (Remuneration)

     Remuneration for Corporate Auditors shall be determined upon resolution of a general meeting of shareholders.

CHAPTER 6. ACCOUNTS

Article 27. (Business Year)

     The business year of the Company shall begin October 1 of each year and end September 30 of the following year, and its accounts shall be closed at the end of each business year.

Article 28. (Dividends)

     Dividends shall be paid to the shareholders or registered pledgees whose names have been entered or recorded in the last shareholders’ register, as of September 30 of each year.

Article 29. (Interim Dividends)

1.     The Company may, subject to resolution of the Board of Directors, make distribution of money pursuant to Article 293-5 of the Commercial Code (hereinafter called “interim dividend”) to the shareholders or registered pledgees whose names have been entered or recorded in the last shareholders’ register, as of March 31 of each year.

Article 30. (Prescription Time for Payment of Dividends, etc.)

1.     If receipt of any dividends and/or interim dividends has not been made after lapse of three (3) full years from the date of commencement of payment, the Company shall be exempted from the obligation to make such payment.

2.     Unpaid dividends and/or interim dividends shall bear no interest.

SUPPLEMENTARY PROVISIONS:

Article 1. Notwithstanding Article 23, the term of office of the Corporate Auditors who assume at their posts before the close of the ordinary general meeting of shareholders for the 7th fiscal year (from October 1, 2001 to September 30, 2002) shall be “three (3) years.”